Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 29, 2007 (February 28, 2008 as to Note 4) relating to the 2006 financial statements (before retrospective adjustments to the consolidated financial statements or financial statement disclosures) of Regency Energy Partners LP (not presented herein) (which report expresses an unqualified opinion and includes explanatory paragraphs (a) regarding Regency Energy Partners LP’s accounting for its acquisition of TexStar as an acquisition of entities under common control in a manner similar to a pooling of interests and (b) regarding that we were not engaged to audit, review, or apply any procedures to (1) the adjustments to retrospectively apply the changes in accounting discussed in Note 2 to the consolidated financial statements or (2) the retrospective adjustments to the disclosures for a change in the composition of reportable segments discussed in Note 14 to the consolidated financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied as those retrospective adjustments were audited by other auditors) appearing in the Current Report on Form 8-K of Regency Energy Partners LP dated May 14, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Dallas, Texas
December 1, 2009